Exhibit 10.55

April 21, 2000

Personal & Confidential

Mr. David Bruscino
2043 Random Road, #5
Cleveland, OH 44106

Dear Dave,

We are very pleased to offer you the position of General Council, reporting to Charles Herington, CEO, based in Ft. Lauderdale, FL for AOL Latin America Management LLC, under the following terms:

Salary: You will be entitled to a base compensation at the annual rate of $150,000.00; payable semi-monthly, subject to customary tax deductions.

Bonus: You will participate in the company’s incentive compensation plan with a target bonus equivalent to 35% of your base salary if you and the company meet established performance objectives. Your individual performance objectives will be mutually agreed upon within 30 days of your commencement date. The company’s plan is based on performance during the fiscal year (July 1 – June 30). Your bonus for FY00 will be prorated from your hire date.

Stock Options: It is our intent to establish an employee stock option plan pursuant to which you will be eligible to receive option grants whose amount, price and other terms will be communicated at a later date, after more details on the plan are known. It is anticipated that you will be eligible for 200,000 options.

Benefits: You and your family members will be eligible to participate in the plans provided to the company’s employees, including health, life and disability insurance plans, in accordance with the company’s current eligibility requirements.

Office Location: The company’s headquarters are based in Fort Lauderdale, Florida.

Key employment conditions: As a condition to your employment you are required to execute a Confidentiality / Non-competition / Proprietary Rights Agreement, a copy of which will be delivered to you upon acceptance of this offer. Your employment at AOL Latin America Management LLC is at will and you or the company are free to terminate the employment relationship at any time, with or without cause.

6600 N. Andrews Avenue, Suite 500
Fort Lauderdale, Florida 33309

Commencement Date: The commencement of your employment shall be decided upon after agreement has been made with your current employer, but no later than May 8, 2000.

Provided that the terms of this offer are acceptable to you, please sign and date one copy of this letter and deliver it to me. Please feel free to call me if you have any questions.

We are looking forward to a successful relationship.

Sincerely,

/s/ Charles Herington
Charles Herington
CEO AOL Latin America Management LLC

6600 N. Andrews Avenue, Suite 500
Fort Lauderdale, Florida 33309